                                    SCHEDULE 14A
                                   (RULE 14a-101)
                      INFORMATION REQUIRED IN PROXY STATEMENT
                              SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.______)

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / /  Preliminary proxy statement        / /  Confidential, for use of the
     /X/  Definitive proxy statement              Commission only (as permitted
                                                  by Rule 14a-6(e)(2))
     / /  Definitive additional materials
     / /  Soliciting material pursuant to Rule 14a-11 (c) or Rule 14a-12

                                   APTARGROUP, INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
     /X/  No fee required.
     / / Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
     (5)  Total fee paid:

     / /  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:


--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
     (3)  Filing Party:


--------------------------------------------------------------------------------
     (4)  Date Filed:

AptarGroup, Inc.
475 West Terra Cotta Avenue, Suite E
Crystal Lake, Illinois 60014
(815) 477-0424

----------------------------------

                                                                   [LOGO]

DEAR STOCKHOLDER:

    It is my pleasure to invite you to attend the 1998 Annual Meeting of Stockholders of AptarGroup, Inc. to be held at 9:00 a.m., local time, on Wednesday, May 13, 1998. At the meeting, management of the Company will report on the Company's 1997 performance and the plans of the Company. The meeting will be held at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, 60603.

    Included with this letter are the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides additional information concerning the Company which may be of interest to you when voting your shares.

    The vote of each stockholder is important to us. Whether or not you expect to attend the Annual Meeting, I urge you to complete, sign, date and return the accompanying proxy card as soon as possible in the accompanying envelope. This will ensure that your shares will be represented at the Annual Meeting.

Sincerely,

/s/ Carl A. Siebel

Carl A. Siebel
PRESIDENT AND CHIEF EXECUTIVE OFFICER

April 8, 1998

AptarGroup, Inc.
475 West Terra Cotta Avenue, Suite E
Crystal Lake, Illinois 60014
-----------------------------------------

NOTICE OF                                                      [LOGO]
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 1998
-----------------------------------------

TO THE STOCKHOLDERS:

    The Annual Meeting of Stockholders of AptarGroup, Inc. will be held on Wednesday, May 13, 1998 at 9:00 a.m., local time, at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, 60603 for the following purposes:

1. To elect three directors to serve until the 2001 annual meeting of stockholders and the election and qualification of their successors.

2. To transact such other business as may properly be brought before the meeting.

    The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

    The Board of Directors has fixed the close of business on March 20, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

    A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purposes germane to the meeting, during ordinary business hours at Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, 60603, during the ten days preceding the meeting.

    Stockholders are requested to complete, sign and date the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not you plan to attend the meeting in person. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

/s/ Stephen J. Hagge
-----------------------------------------
STEPHEN J. HAGGE
Secretary

Crystal Lake, Illinois
April 8, 1998

             [LOGO]

-------------------------------

P R O X Y  S T A T E M E N T

----------------------------

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of AptarGroup, Inc. (herein called "AptarGroup" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, May 13, 1998 at 9:00 a.m., local time, at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, 60603, and at any postponement or adjournment thereof.

    All shares of the Company's Common Stock entitled to vote at the annual meeting which are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. A stockholder may (i) vote for the election of the three nominees named below to serve until the 2001 annual meeting of stockholders, (ii) withhold authority to vote for all such nominees or (iii) vote for the election of all such nominees, but withhold authority to vote for an individual nominee by writing such individual nominee's name in the space provided on the proxy. Proxies in the accompanying form, properly executed and received by the Company prior to the annual meeting and not revoked, will be voted as directed therein. In the absence of a specific direction from a stockholder, the stockholder's proxy will be voted "FOR" the election of the three director nominees named below. If a proxy is marked to indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter, such non-voted shares will not be considered present and entitled to vote on such matter, although such shares may count for purposes of determining the presence of a quorum.

    The affirmative vote of a plurality of the shares present in person or by proxy at the annual meeting and entitled to vote in the election of directors is required to elect directors. Accordingly, the three persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors.

    The Board of Directors knows of no other business which will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote them in accordance with their best judgment. Any stockholder who has given a proxy may revoke it at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date which is voted at the annual meeting or by attending the annual meeting and voting in person.

    Proxy statements and proxies are being mailed to stockholders on or about April 8, 1998. The mailing address of the principal executive offices of the Company is 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

    The Company had outstanding 18,002,750 shares of Common Stock on March 20, 1998, the record date for the annual meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. The Common Stock is traded on the New York Stock Exchange.

    The Board of Directors recommends a vote FOR all Director nominees.

                             ELECTION OF DIRECTORS

    The Board of Directors is comprised of nine members. The Certificate of Incorporation of the Company divides the Board of Directors into three classes, with one class of directors elected each year for a three-year term. The terms of William W. Harris, Alfred Pilz and Carl A. Siebel expire at the 1998 annual meeting. However, in order to devote more time to teaching, Mr. Harris is not standing for re-election. His guidance and counsel has been appreciated and will be missed.

    If any of the director nominees is unable or fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee nominated by the Nominating Committee of the Board of Directors.

    The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

    Nominees for election at this meeting to terms expiring in 2001:

                                                     DIRECTOR
                       NAME                            SINCE       AGE           PRINCIPAL OCCUPATION AND DIRECTORSHIPS
---------------------------------------------------  ---------  ---------  ---------------------------------------------------

Robert Barrows.....................................     --             49  For more than the past five years, Mr. Barrows has
                                                                             been a partner in the law firm of Leonard, Street
                                                                             and Deinard, P.A., Minneapolis.

Alfred Pilz........................................       1993         67  Mr. Pilz is retired. For more than five years prior
                                                                             to his retirement, Mr. Pilz was the Chief
                                                                             Executive Officer of Pilz Opto Electronic GmbH (a
                                                                             privately held German electronics parts company).

Carl A. Siebel.....................................       1993         63  Mr. Siebel is President and Chief Executive Officer
                                                                             of AptarGroup. From 1993 through 1995, he was
                                                                             President and Chief Operating Officer of
                                                                             AptarGroup. He served as Director of Pittway
                                                                             Corporation's (a manufacturer and distributor of
                                                                             alarm system and publisher of trade magazines)
                                                                             ("Pittway") European operations of the Seaquist
                                                                             Group (now a part of AptarGroup) from 1975 until
                                                                             1993 and was a Vice President of Pittway from
                                                                             1984 until 1993.

    The Board of Directors recommends a vote FOR each of the nominees for Director.

    Directors whose present terms continue until 1999:

                                                      DIRECTOR
                       NAME                             SINCE         AGE            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
---------------------------------------------------  -----------      ---      ---------------------------------------------------

King Harris........................................        1993           54   Mr. Harris is Chairman of the Board. Mr. Harris has
                                                                                 been President and Chief Executive Officer of
                                                                                 Pittway since 1989. Mr. Harris is a director of
                                                                                 Pittway and Cylink Corporation (a data
                                                                                 encryption, wireless products manufacturer)
                                                                                 ("Cylink").

Ervin J. LeCoque...................................        1993           67   Mr. LeCoque retired as Chairman of the Board and
                                                                                 Chief Executive Officer of AptarGroup on December
                                                                                 31, 1995. He served as Chairman of the Board and
                                                                                 Chief Executive Officer of AptarGroup from 1993
                                                                                 until his retirement. Prior to April of 1993, he
                                                                                 was President of Pittway's Seaquist Group for
                                                                                 over 25 years and a Vice President of Pittway
                                                                                 beginning in 1970.

Peter Pfeiffer.....................................        1993           49   Mr. Pfeiffer is Vice Chairman of the Board of
                                                                                 AptarGroup since 1993. Since 1978 he has served
                                                                                 as President of several companies which became
                                                                                 subsidiaries of the Company as part of the
                                                                                 acquisition in 1993 of Erich Pfeiffer GmbH, a
                                                                                 holding company which owned, subject to the
                                                                                 existing minority interests of the Company, a
                                                                                 group of German based companies.

    Directors whose present terms continue until 2000:

                                                      DIRECTOR
                       NAME                             SINCE         AGE            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
---------------------------------------------------  -----------      ---      ---------------------------------------------------

Eugene L. Barnett..................................        1993           70   Mr. Eugene Barnett is an independent consultant.
                                                                                From 1976 to 1991, Mr. Barnett was Chairman and
                                                                                Chief Executive Officer of The Brand Companies,
                                                                                Inc. (a specialty contractor) and from 1979 to
                                                                                1992, served as a Vice President of Pittway. Mr.
                                                                                Barnett is a director of Pittway and National
                                                                                Service Cleaning Corp. (a specialty contractor).

Ralph Gruska.......................................        1993           66   Mr. Gruska is retired. From 1989 to 1991, Mr.
                                                                                Gruska served as Chairman and Chief Executive
                                                                                Officer of the Cosmetics Packaging and Dispensers
                                                                                Division of Cope Allman Packaging plc (a United
                                                                                Kingdom packaging company).

Leo A. Guthart.....................................        1993           60   Mr. Guthart is Chairman and Chief Executive Officer
                                                                                of the Ademco Security Group, a division of
                                                                                Pittway specializing in burglar alarm systems. Mr.
                                                                                Guthart has served as Vice Chairman of the Board
                                                                                of Pittway since 1984. Mr. Guthart is a director
                                                                                of Pittway and the Acorn Investment Trust (an
                                                                                investment trustee) and Chairman of the Board and
                                                                                a director of Cylink.

    Robert Barrows and King Harris are cousins, and Alfred Pilz and Peter Pfeiffer are brothers-in-law.

Meetings and Committees of the Board

    The Board of Directors met seven times in 1997. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served. The Company's Board of Directors has an Executive Committee, Audit Committee, Compensation Committee, Investment Committee, and Nominating Committee.

    The Executive Committee consists of Mr. LeCoque as Chairman, Mr. K. Harris, Mr. Pfeiffer, and Mr. Siebel. When the Board is not in session, the Executive Committee may exercise certain of the powers of the Board in the management of the business and affairs of the Company. An affirmative vote of directors constituting at least 70% of the whole Board of Directors is required to change the size, membership or powers of the Executive Committee, to fill vacancies in it, or to dissolve it. The Executive Committee met four times in 1997.

    The Audit Committee consists of Mr. Barnett as Chairman and Mr. Gruska. The Audit Committee reviews and approves internal accounting and financial controls and practices to be used in the preparation of the Company's financial statements. The Audit Committee recommends the selection of the Company's independent accountants. The Audit Committee met two times in 1997.

    The Compensation Committee consists of Mr. Guthart as Chairman, Mr. Gruska, and Mr. W. Harris. The Compensation Committee administers certain compensation plans and in this capacity makes or recommend all grants or awards under such plans. In addition, the Compensation Committee makes recommendations to the Board with respect to the compensation of officers of AptarGroup. An affirmative vote of directors constituting at least 70% of the whole Board is required to change the size, membership or powers of the Compensation Committee, to fill vacancies in it, or to dissolve it. The Compensation Committee met four times in 1997.

    The Investment Committee consists of Mr. Guthart as Chairman, Mr. Barnett and Mr. Pfeiffer. The Investment Committee provides objectives and guidelines for investment of funds held in trust under the various pension plans of AptarGroup and its subsidiaries and reviews the performance of the investment managers charged with investing such funds. The Investment Committee met one time in 1997.

    The Nominating Committee consists of Mr. K. Harris and Mr. Pfeiffer. The Nominating Committee nominates individuals for election or re-election to the Board at annual meetings of the stockholders, and may suggest to the Board individuals to fill newly created directorships or vacancies. The Nominating Committee may consider nominations suggested by stockholders. An affirmative vote of directors constituting at least 70% of the whole board is required to change the size, membership or powers of the Nominating Committee, to fill vacancies in it, or to dissolve it. The Nominating Committee met one time in 1997.

Board Compensation

    Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of an annual retainer of $10,000 payable $2,500 per quarter, plus a fee of $5,000 for each Board meeting attended in person and $1,000 for any teleconference Board meeting. Non-employee directors who are members of any of the five committees of the Board receive $1,000 for each committee meeting attended in person (other than a committee meeting held on the same day as a Board meeting) and $250 for each phone meeting of a committee. The Chairman of the Audit Committee is paid an annual retainer of $2,000. Each director of the Company is reimbursed for out-of-pocket expenses incurred in attending Board and Board committee meetings. The non-executive Chairman of the Board receives an annual fee of $100,000 in lieu of the annual retainer and any meeting fees.

    Pursuant to an employment agreement executed while Mr. LeCoque was an employee of the Company, Mr. LeCoque is a consultant to AptarGroup until December 31, 2015 in return for monthly payments of $12,500 through December 31, 2005 and $8,333 from January 1, 2006 through December 31, 2015. The agreement provides for payment to Mr. LeCoque's estate in lieu of any further payments he would have received in the event of his death while acting as a consultant (monthly installments over the remainder of the consulting period at half the rate then being paid to him) or a present value equivalent thereof at the time of death. In addition, during the period commencing January 1, 1996 and ending on June 9, 2000 in which Mr. LeCoque serves on the Board of Directors, Mr. LeCoque is entitled to receive an annual office allowance of $15,000 per year. Mr. LeCoque was paid a total of $165,000 in 1997 under this agreement.

    Pursuant to the 1996 Director Stock Option Plan, on May 19, 1997 each non-employee director (seven persons) was granted a nonqualified option to purchase 4,000 shares of Common Stock at a purchase price of $41.75 per share. These options became exercisable as to 1,000 shares on November 19, 1997 and an additional 1,000 shares will become exercisable on the earlier of each anniversary of the date of grant or date of the annual meeting of stockholders so long as the option holder is a non-employee director on such date. A non-employee director is only eligible for one grant under this Plan.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of Common Stock, as of March 20, 1998, by (a) the persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (b) each director or director nominee of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, (d) all directors, director nominees and executive officers of the Company as a group, and (e) the current members of the Harris Group, as hereinafter defined. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

                                   NAME                                     NUMBER OF SHARES(1)    PERCENTAGE(2)
--------------------------------------------------------------------------  -------------------  -----------------
William Harris Investors, Inc.(3)(4)......................................          996,133               5.5%
2 North LaSalle Street Suite 505 Chicago, Illinois 60602

State Farm Mutual Automobile Insurance Co., et al.(5).....................          996,566                5.5
One State Farm Plaza Bloomington, Illinois 61710

Neuberger & Berman LLC(6).................................................          963,200                5.4
605 Third Ave. New York, NY 10158

Current Harris Group(4)...................................................        2,423,370               13.5

Irving B. Harris(4)(7)....................................................          996,133                5.5

Eugene L. Barnett(8)(9)...................................................            7,052              *

Robert Barrows (4)........................................................           40,311              *

Ralph Gruska(10)..........................................................            6,000              *

Leo A. Guthart(11)........................................................           51,537              *

Stephen J. Hagge(12)......................................................           37,887              *

King Harris(4)(9)(13).....................................................          864,331                4.8

William W. Harris(4)(9)(14)...............................................          139,800              *

Ervin J. LeCoque(15)......................................................          122,221              *

Peter Pfeiffer(16)........................................................          405,136                2.2

Alfred Pilz(17)...........................................................          236,000                1.3

Eric S. Ruskoski(18)......................................................           40,150              *

Hans-Josef Schutz(19).....................................................           30,979              *

Carl Siebel(20)...........................................................          111,552              *

All Directors, Director Nominees and Executive Officers...................        2,262,219               12.2
as a Group (20 persons)(21)

------------------------------

*   Less than one percent.

(1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

(2) Based on 18,002,750 shares of Common Stock outstanding as of March 20, 1998.

(3) The information as to William Harris Investors, Inc. ("WHI") is derived in part from a statement on Schedule 13G with respect to the Common Stock, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). Such statement, together with advice furnished to the Company separately by WHI, discloses that (i) WHI, an investment adviser registered under the Investment Advisers Act of 1940, holds all such shares on behalf, and in discretionary accounts, of Irving B. Harris, William W. Harris and other members of the Harris Group, (ii) WHI shares voting power and has sole dispositive power with respect to all such shares and (iii) Irving B. Harris is the Chairman of WHI.

(4) The information as to the Current Harris Group (as defined below), Irving B. Harris, King Harris and William W. Harris is derived in part from a statement with respect to the Common Stock, as amended January 6, 1997, filed with the Commission pursuant to Section 13(d) of the Exchange Act. Such statement was filed on behalf of such named persons as well as those other persons and entities who are currently members of the "Harris Group" beneficially owning, directly or indirectly, shares of the Common Stock (the "Current Harris Group"). Such statement discloses that, because of the relationships among members of the Current Harris Group, such persons may be deemed to be a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder. The "Harris Group" means Messrs. Irving B. Harris, Neison Harris, King Harris, William W. Harris, Sidney Barrows and Robert Barrows, and their respective spouses, descendants and spouses of descendants, trustees of trusts established for the benefit of such persons, and executors of estates of such persons. Irving B. Harris and Neison Harris are brothers and Sidney Barrows is their brother-in-law. William W. Harris is the son of Irving B. Harris, King Harris is the son of Neison Harris and Robert Barrows is the son of Sidney Barrows. The aggregate number of outstanding shares which may be deemed to be beneficially owned by the Current Harris Group includes all the shares also shown in this table for Irving B. Harris, Robert Barrows, King Harris and William W. Harris and includes the shares shown in this table for William Harris Investors, Inc. The total excludes duplication of shares within such group.

(5) The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the Commission pursuant to
    Section 13(d) of the Exchange Act . Such statement discloses that State Farm has the sole power to vote and dispose of all shares.

(6) The information as to Neuberger & Berman LLC and related entities ("Neuberger & Berman") is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the Commission pursuant to Section 13(d) of the Exchange Act . Such statement discloses that Neuberger & Berman has the sole power to vote 491,850 shares, shares power to vote 466,200 shares and shares power to dispose of 963,200 shares.

(7) Includes all shares reported above as beneficially owned by WHI. See note 3.

(8) Mr. Barnett shares the power to vote and dispose of 1,052 shares.

(9) Includes 6,000 shares subject to options that are presently exercisable.

(10)Includes 5,000 shares subject to options that are presently exercisable.

(11)Mr. Guthart shares the power to vote and dispose of 18,939 shares. Includes 3,000 shares subject to options that are presently exercisable.

(12)Mr. Hagge shares the power to vote and dispose of 1,997 shares. Includes 31,375 shares subject to options that are presently exercisable.

(13)Mr. King Harris shares the power to vote and dispose of 813,815 shares.

(14)Mr. William W. Harris shares the power to vote 133,800 shares managed by WHI, which has the power to dispose of such shares.

(15)Includes 4,100 shares owned by Mr. LeCoque's wife and 85,271 shares subject to options that are presently exercisable.

(16)Includes 64,577 shares subject to options that are presently exercisable.

(17)Mr. Pilz shares the power to vote 224,000 shares. Includes 10,000 shares owned by his children and 2,000 shares subject to options that are presently exercisable.

(18)Includes 30,165 shares subject to options that are presently exercisable.

(19)Includes 1,280 shares owned by Mr. Schutz's wife and 27,402 shares subject to options that are presently exercisable.

(20)Mr. Siebel shares the power to vote and dispose of 25,857 shares. Includes 85,695 shares subject to options that are presently exercisable.

(21)Includes 509,611 shares subject to options granted that are presently exercisable and 1,229,460 shares as to which voting power is shared other than with directors and executive officers of the Company.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth compensation information for the President and Chief Executive Officer and the Company's four other most highly compensated executive officers serving at the end of 1997 (the "named executive officers").

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                                      -------------------
                                                             ANNUAL COMPENSATION          SECURITIES
                                                         ---------------------------      UNDERLYING         ALL OTHER
        NAME AND PRINCIPAL POSITION             YEAR       SALARY         BONUS         OPTIONS/SARS(#)     COMPENSATION
--------------------------------------------  ---------  -----------  --------------  -------------------  --------------
Carl A. Siebel(1)...........................       1997  $   408,500  $   250,000             23,000       $     3,863(3)
  President and Chief.......................       1996      443,442      232,750             18,000             6,004
  Executive Officer.........................       1995      432,184      244,652             18,000             8,099

Peter Pfeiffer(1)...........................       1997      304,045      200,000             18,000             --
  Vice Chairman of the......................       1996      326,012      212,800             15,000             --
  Board.....................................       1995      331,158      244,652             13,000             --

Stephen J. Hagge(2).........................       1997      239,167      175,000              8,000             9,079(4)
  Executive Vice President and..............       1996      228,750      150,000              7,000             4,788
  Chief Financial Officer,..................       1995      212,916      150,000              7,000             4,787
  Secretary and Treasurer

Hans-Josef Schutz(1)(2).....................       1997      243,419      118,296              7,000             2,016(5)
  Geschaftsfuhrer of........................       1996      276,329      125,051              6,000             2,321
  Pfeiffer Group............................       1995      285,203       98,420              6,000             2,440

Eric S. Ruskoski(2).........................       1997      228,333      119,500              7,000             8,467(6)
  President of Seaquist Closures............       1996      209,167       79,800              7,000             4,788
                                                   1995      198,333       90,000              7,000             4,786

------------------------------

(1) Messrs. Siebel's, Pfeiffer's and Schutz's compensation is denominated in Deutsche Marks ("DM"), except for Messrs. Siebel's and Pfeiffer's 1997 bonus which is denominated in United States dollars. Amounts denominated in DM's but shown in United States dollars were translated using the average exchange rate for the respective year.

(2) As of December 31, 1997, Messrs. Hagge, Schutz and Ruskoski held 267, 531 and 144 shares, respectively, of restricted stock with a value of $14,819, $29,471 and $7,992, respectively, based upon the closing price on the New York Stock Exchange on December 31, 1997.

(3) Amount attributable to the below market interest rate on a loan to Mr. Siebel from the Company.

(4) Consists of $4,750 of Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $3,445 for Company-provided supplemental disability insurance, and $884 for Company-provided term life insurance.

(5)  Company-provided term life insurance.

(6) Consists of $4,750 of Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $3,429 for Company-provided supplemental disability insurance, and $288 for Company-provided term life insurance.

Option Grants

    The following table shows all grants in 1997 of stock options to the named executive officers. The exercise price of all such options was the fair market value on the date of grant. No SARs were granted in 1997.

                                                                    INDIVIDUAL GRANTS(1)(2)
                                      -----------------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED ANNUAL
                                        NUMBER OF      % OF TOTAL                                 RATES OF STOCK PRICE
                                       SECURITIES     OPTIONS/SARS                              APPRECIATION FOR OPTION
                                       UNDERLYING      GRANTED TO      PER SHARE                          TERM
                                      OPTIONS/SARS    EMPLOYEES IN    EXERCISE OR  EXPIRATION  --------------------------
                NAME                   GRANTED (#)        1997        BASE PRICE      DATE         5%            10%
------------------------------------  -------------  ---------------  -----------  ----------  -----------  -------------
Carl A. Siebel......................       23,000            12.6         33.625      1/22/07  $   486,358  $   1,232,570
Peter Pfeiffer......................       18,000             9.8         33.625      1/22/07      380,628        964,620
Stephen J. Hagge....................        8,000             4.4         33.625      1/22/07      169,168        428,720
Hans-Josef Schutz...................        7,000             3.8         33.625      1/22/07      148,022        375,130
Eric S. Ruskoski....................        7,000             3.8         33.625      1/22/07      148,022        375,130

------------------------------

(1) All options become exercisable in equal one-third annual increments beginning one year from the grant date.

(2) All options listed in the table were granted on January 22, 1997 at a purchase price per share equal to $33.625 and expire ten years after their date of grant. Based on 17,950,436 shares of Common Stock outstanding on January 22, 1997, the closing price per share of Common Stock of $33.625 on January 22, 1997 and a ten-year period, the potential realizable value to all stockholders at 5% and 10% assumed annual rates of stock appreciation would be $379,579,920 and $961,963,865.

Aggregated Option Exercises and Option Values at Year End

    The following table provides information as to the value of options held by the named executive officers at year end measured in terms of the closing price of the Company's Common Stock on December 31, 1997. No options were exercised in 1997 by the named executive officers. The Company has not granted any SARs.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/SARS
                                                                 DECEMBER 31, 1997 (#)         AT DECEMBER 31, 1997
                                                               --------------------------  ----------------------------
                            NAME                               EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------------------  -----------  -------------  -------------  -------------
Carl A. Siebel...............................................      66,029         41,000   $   2,211,734   $   909,625
Peter Pfeiffer...............................................      49,243         32,334       1,642,746       713,352
Stephen J. Hagge.............................................      24,042         15,001         798,627       333,108
Hans-Josef Schutz............................................      23,569         13,000         794,394       288,625
Eric S. Ruskoski.............................................      23,165         14,001         766,775       311,233

Employment Agreements

    Mr. Siebel's employment agreement provides for employment through January 15, 2000 at a minimum salary (equivalent to approximately $110,000 during 1997) and provides for a payment of three months' salary to his survivors in the event of his death while employed. A separate pension agreement provides Mr. Siebel with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year's salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 65, but reduced benefits are available after age 50. Estimated annual pension benefits upon retirement at age 65 (assuming the current salary remains constant) are equivalent to approximately $237,000. Benefits are not subject to reduction for Social Security benefits or other offset items.

    Mr. Pfeiffer's employment agreement provides for employment through April 21, 2003 at a minimum salary (equivalent to approximately $173,000 during 1997) and provides for a payment of three months' salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of five years, unless it is terminated by the Company or Mr. Pfeiffer by written notice one year before the end of the then current contract period; however, the agreement automatically terminates on June 28, 2013. A separate pension agreement provides Mr. Pfeiffer with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year's salary for life subject to minimum annual payments of approximately $155,000, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 60, but reduced benefits are available after age 55 subject to the minimum annual payment. Estimated annual pension benefits upon retirement at age 60 (assuming the current salary remains constant) are equivalent to approximately $175,000. Benefits are not subject to reduction for Social Security or other offset items.

    Mr. Hagge's employment agreement provides for employment through February 1, 1999 at a minimum annual salary of $230,000 and provides, in the event of disability, payment for a period of two years from termination due to disability of one-half of the amount Mr. Hagge would have received and, in the event of death, payment to his estate for a period of two years from the anniversary of his death of one-half of the amount he would have received. Mr. Hagge is also entitled to additional term life insurance coverage and supplemental long-term disability coverage. The agreement provides for an automatic extension as of each February 1, commencing February 1, 1997, for one additional year unless either the Company or Mr. Hagge terminates the automatic extension provision by written notice at least 30 days prior to the automatic extension date; provided, however, that in no event shall the term extend beyond October 28, 2016.

    Mr. Schutz's employment agreement provides for employment through May 1, 2004 at a minimum salary (equivalent to approximately $185,000 during 1997). A separate pension agreement provides Mr. Schutz with an annual pension compensation, subject to cost of living adjustments, of up to 50% of his final year's salary for life and in the event of his death, provides his surviving widow with annual payments of 50% of his then pension for life and may provide any surviving child with annual payments of up to 20% of his then pension to as late as age 27. Pension benefits would normally commence at age 65, but reduced benefits are available after age 55. Estimated annual pension benefits upon retirement at age 65 (assuming the current salary remains constant) are equivalent to approximately $93,000. Benefits are not subject to reduction for Social Security or other offset items.

    Mr. Ruskoski's employment agreement provides for employment through February 1, 1999 at a minimum annual salary of $210,000 and provides, in the event of disability, payment for a period of two years from termination due to disability of one-half of the amount Mr. Ruskoski would have received and, in the event of death, payment to his estate for a period of two years from the anniversary of his death of one-half of the amount he would have received. Mr. Ruskoski is also entitled to additional term life insurance coverage and supplemental long-term disability coverage. The agreement provides for an automatic extension as of each February 1, commencing February 1, 1997, for one additional year unless either the Company or Mr. Ruskoski terminates the automatic extension provision by written notice at least 30 days prior to the automatic extension date; provided, however, that in no event shall the term extend beyond September 12, 2012.

Pension Plan

    Substantially all U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation"; and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset items.

    Officers of the Company participating in the Pension Plan are also eligible for the Company's non-qualified supplemental retirement plan ("SERP"). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings"; and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings". "Supplemental Earnings" is generally the difference between i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits in the event of a change of control.

    Estimated annual benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age for Messrs. Hagge and Ruskoski are approximately $173,000 and $127,000, respectively. Messrs. Siebel, Pfeiffer and Schutz are not eligible to receive benefits under the Pension Plan but, as described above, are entitled to certain pension benefits pursuant to their respective employment agreements.

Compensation Committee Report on Executive Compensation

COMPENSATION POLICY

    The compensation policy is designed to support the Company's overall objective of increasing stockholder value by:

    -Attracting, motivating, and retaining key executives who are critical to the long-term success of the Company.

    -Awarding short-term incentives based upon respective unit performance and overall Company performance.

    -Aligning executive and stockholder interests through a stock-based long-term incentive program which will reward executives for increased stockholder value.

    The Compensation Committee's general policy is to qualify long-term incentive compensation of executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The total compensation program consists of three components:

Base Salary

    The salary ranges of executive officers are established in relation to competitive market data provided by outside executive compensation consultants and review of proxy statements of similar publicly-held companies in the packaging industry. Comparisons are made to positions with similar job responsibilities, positions in companies of comparable sales volume, and positions in similar companies in the same industry as AptarGroup. Three of the companies used in establishing salary ranges are included in the Value Line Packaging and Container Industry Group used in the performance graph below. Generally, salaries are established at approximately the 50th to 75th percentile of an executive's salary range. Salary ranges and salaries are reviewed annually. Generally, management performance and accomplishment of goals and objectives are weighted most important in determining base salary increases.

Short-Term Incentives

    Executives are eligible for annual cash bonuses based upon:

    -Profit growth

    -Return on capital

    -Achievement of other goals and objectives

    -General management performance

    Generally, profit growth and return on capital are weighted most important in determining annual cash bonuses. For 1997, no set bonus formula was used for Messrs. Siebel, Pfeiffer and Hagge. At the Committee's discretion, a portion of the annual cash bonus may be paid in the form of shares of restricted stock.

Long-term Incentives

    Executives are eligible for awards of stock options and other awards under the Company's 1992 Stock Awards Plan and 1996 Stock Awards Plan. The awards to executives are made to provide an incentive for future performance to increase stockholder value. The members of the Compensation Committee administer this Plan. In 1997, the total amount of options granted was approximately 1% of the total stock outstanding. As reflected in the table of option grants, stock options were granted on January 22, 1997 to all of the named executive officers. Awards were determined in relation to the individual's position and responsibility. The exercise price of the options equaled the market price of the Company's Common Stock on the date of the grants.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Siebel's salary is denominated in Deutsche Marks ("DM") and was increased 9.2% to 685,000 DM (equivalent to approximately $396,000), on January 1, 1997, as compensation for Mr. Siebel's performance. The Committee set the CEO's compensation at approximately the 50th percentile of the comparable salary range. His 1997 bonus of $250,000 was established based upon the increase in the Company's profitability for 1997 as compared to 1996. During 1997, Mr. Siebel was awarded an option to purchase 23,000 shares of Common Stock.

                                          COMPENSATION COMMITTEE
                                          Leo Guthart, Chairman
                                          Ralph Gruska
                                          William Harris

Performance Graph

    The following graph compares the percentage change in cumulative total stockholder return for the Company's Common Stock from April 23, 1993 (the first day of trading after Pittway Corporation distributed to its stockholders the shares of Common Stock of the Company) to December 31, 1997 with the cumulative total return on the Standard & Poor's 500 Composite Stock Price Index and the Value Line Packaging & Container Industry Group ("Peer Group"). These comparisons assume an initial investment of $100 and the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             AptarGroup     Peer Group    S&P 500
4/23/93               100           100         100
12/31/93              110           110         109
12/31/94              154           106         110
12/31/95              201           120         152
12/31/96              191           150         187
12/31/97              303           189         249

                                            4/23/93     12/31/93     12/31/94     12/31/95     12/31/96     12/31/97
                                          -----------  -----------  -----------  -----------  -----------  -----------
AptarGroup..............................         100          110          154          201          191          303
Peer Group..............................         100          110          106          120          150          189
S&P 500.................................         100          109          110          152          187          249

                              CERTAIN TRANSACTIONS

    Carl A. Siebel, a director of AptarGroup and its President and Chief Executive Officer, is indebted to a subsidiary of AptarGroup. The largest amount outstanding in local currency under this loan since January 1, 1997 was $73,000 (using the exchange rate at the date such amount was outstanding). As of December 31, 1997, the amount of the loan was equivalent to $47,000 based on the exchange rate at such date. The loan, which was used to relocate Mr. Siebel's residence, is payable in Deutsche Marks through the year 2000 in quarterly installments of principal and interest at the rate of 7 percentage points below the long-term borrowing rate in Germany for the preceding year. Mr. Siebel's interest rate for 1997 was zero.

    Pierre Cheru, Directeur General of Valois S.A. and Jacques Blanie, Executive Vice President of SeaquistPerfect Dispensing Division are indebted to subsidiaries of AptarGroup. These loans were made primarily to assist them in relocation of their personal residences. Each of the loans is secured by a second mortgage on the personal residence of the individual. Messrs. Cheru's and Blanie's loans are repayable primarily on a quarterly basis with the final payments to be made in 1999 and 2009 respectively. The largest amounts outstanding in local currencies under these loans since January 1, 1997 were $80,000 for Mr. Cheru and $157,000 for Mr. Blanie (using the exchange rates at the dates such amounts were outstanding). The amounts outstanding at December 31, 1997 were $55,000 for Mr. Cheru and $127,000 for Mr. Blanie (using the exchange rate at such date). Messrs. Cheru's and Blanie's loans bear interest at 6% per annum.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company during 1997 and with respect to 1997 by persons who were, at any time during 1997, directors or executive officers of the Company or otherwise required to file such reports under Section 16(a), no such persons failed to file on a timely basis reports required by such
Section 16 during or with respect to 1997.

                                 ANNUAL REPORT

    The Company's annual report for the year ended December 31, 1997 is being distributed with this proxy statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

                             STOCKHOLDER PROPOSALS

    In order to be considered for inclusion in the Company's proxy materials for the 1999 annual meeting of stockholders, any stockholder proposal must be received at the Company's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by December 9, 1998. In addition, the Company's Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at the 1998 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 20, 1998, who is entitled to vote at the annual meeting and who has given the Company's Secretary timely written notice, in proper form, of the stockholder's proposal or nomination. A stockholder proposal or nomination intended to be brought before the 1998 annual meeting must have been received by the Secretary on or after February 13, 1998 and on or prior to March 15, 1998. The 1998 annual meeting is expected to be held on May 12, 1999. A stockholder proposal or nomination intended to be brought before the 1998 annual meeting must be received by the Secretary on or after February 12, 1999 and on or prior to March 14, 1999.

                                 OTHER MATTERS

    Price Waterhouse LLP, served as independent accountants for the year ended December 31, 1997. A decision regarding the selection of the independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1998, has not yet been made. It is expected that a representative of Price Waterhouse LLP will attend the annual meeting, with the opportunity to make a statement if he should so desire, and will be available to respond to appropriate questions.

    The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers and regular employees of the Company may solicit proxies by telephone and telegraph and request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of ChaseMellon Shareholder Services at an anticipated cost to the Company of $3,500 plus expenses.

By Order of the Board of Directors

/s/ Stephen J. Hagge
-----------------------------------------
Stephen J. Hagge
Secretary
Crystal Lake, Illinois
April 8, 1998

                                                                          COMMON
                                                                           STOCK
                                                                           PROXY
                                  AptarGroup, Inc.
                         475 West Terra Cotta Ave., Suite E
                              Crystal Lake , IL 60014



                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Stephen J. Hagge and Ralph A. Poltermann, or either of them (each with full power of substitution), are hereby authorized to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc. to be held on May 13, 1998, and at any adjournment thereof as specified on reverse side:

                             (continued on reverse side)

1.   ELECTION OF DIRECTORS

 FOR all nominees   WITHHOLD            Robert Barrows, Alfred Pilz,
 listed at right    AUTHORITY to        Carl A. Siebel
(except as marked   vote for all
 to the contrary)   nominees listed     (INSTRUCTION: TO WITHHOLD
                    at right            AUTHORITY TO VOTE FOR ANY
                                        INDIVIDUAL NOMINEE, WRITE THAT
     / /                 / /            NOMINEES'S NAME IN THE SPACE
                                        PROVIDED BELOW.)

                                        ------------------------------

2. IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING

                                        THE SHARES REPRESENTED BY THIS PROXY
                                        WILL BE VOTED AS HEREIN DIRECTED, BUT IF
                                        NO DIRECTION IS GIVEN, THE SHARES WILL
                                        BE VOTED FOR THE ELECTION OF DIRECTORS.
                                        THIS PROXY REVOKES ANY PROXY HERETOFORE
                                        GIVEN.

                                        DATED                         , 1998
                                              -----------------------


                                        -------------------------------------

                                        -------------------------------------
                                             (Signature of Stockholder)

                                        (Please fill in, sign and date this
                                        proxy and mail it in the envelope
                                        provided)

                                        IMPORTANT: PLEASE SIGN EXACTLY AS YOUR
                                        NAME(S) APPEAR TO THE LEFT.  JOINT
                                        OWNERS SHOULD EACH SIGN PERSONALLY.  IF
                                        YOU SIGN AS AGENT OR ANY OTHER CAPACITY,
                                        PLEASE STATE THE CAPACITY IN WHICH YOU
                                        SIGN.